Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686 – 6060 3756 Central Avenue	Contacts: Craig G. Blunden, CEO Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS, INC. ANNOUNCES CLOSING OF $11.3 MILLION
PUBLIC OFFERING OF COMMON STOCK

Riverside, California (December 15, 2009) – Provident Financial Holdings, Inc. (“Company”) (NASDAQ GS: PROV), the holding company for Provident Savings Bank, F.S.B. (“Bank”), announced today that it has raised approximately $11.3 million through its previously announced public offering by issuing 4,500,000 shares of the Company’s common stock at a public offering price of $2.50 per share.  The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be $10.4 million.

Sandler O’Neill + Partners, L.P. is serving as lead book-running manager of the offering, and FBR Capital Markets & Co. and FIG Partners, LLC are serving as co-managers. The Company has granted the underwriters a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of a prospectus, copies of which may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022 (800) 635-6859.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.